EXHIBIT 10.18

RHB

RHB BANK BERHAD (6171-m) Incorporated in Malaysia

Head Office, Tower Two & Three, RHB Center, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia

Tel: 03-928788 Fax: 03-92879000 Telex: MA 31032 MA 32813 MA 30437 RHBANK Swift: RHBBMYKL

Date: 25th October 2004

TOR Minerals (M) Sdn Bhd	PRIVATE & CONFIDENTIAL
4 1/2 Miles, Jalan Lahat
30200 Ipoh
Perak Darul Ridzuan

Attn: Mr Lee Hee Chew, Managing Director

Dear Sirs
RE: BANKING FACILITIES GRANTED TO TOR MINERALS (M) SDN BHD ("BORROWER")
Reference is made to our letter of offer dated 26th April 2000.

We, RHB Bank Berhad ("the Bank") are pleased to inform you that the Bank has agreed to:

(i)	to renew your existing banking facilities to October 31, 2005;
(ii)	to restructure your existing banking facilities as stated below:
(a) Reduction of existing Overdraft Facility from RM2.0 million to RM1.0 million:
(b) Cancellation of existing Export Credit Refinancing Facility of RM5.5 million;
(c) Increase the limit of the existing Multi-Trade Lines from RM 3.8 million to RM 9.3 million;
(d) Increase the limit of the existing Foreign Exchange Contract Line ("FXCL") from RM5.0 million to RM15 million;
(iii)	to allow earmarking of the unutilized Overdraft Facility and Multi-Trade Lines for the utilization of the FXCL and Bank Guarantee facility;
(iv)	to cancel the existing Bills of Exchange Purchased Facility; and
(v)	to reduce the interest margin for the Overdraft Facility and Bankers Acceptance Facility by .025% per annum.
subject to the following terms and conditions:

1.	THE BANKING FACILITIES

The banking facilities granted to you are as follows:
Facility	Limit/Existing Limit (RM)	Additional/ Reduction (RM)	Total/Revised Limit (RM)
Overdraft ("OD")	2.0 million	(1.0 million)	1.0 million
Export Credit Financing (ECR")	5.5 million	(5.5 million)	Nil
Multi-Trade Lines consisting of:	3.8 million	5.5 million	9.3 million

Letter of Credit ("LC")/
Trust Receipt ("TR")/
Bankers Acceptance ("BA")/
Shipping Guarantee ("SG")/
ECR/Bills Purchased ("BP")

(maximum tenure of financing
where applicable is up to 150 days)

Bankers Guarantee	1.2 million	Nil	1.2 million
FXCL	5.0 million	10.0 million	15.0 million
Total	17.5 million	9.0 million	26.5 million

(hereinafter referred to as "the Banking Facility" and where the Banking Facility comprises more than one banking facilities, the expression "Banking Facility" shall where the context requires refer collectively to all and individually to each of the respective banking facilities comprising the Banking Facility)

2.	PURPOSE

The banking Facility shall be used for the purposes as set out below and if you require to use the Banking Facility or any part thereof for any other purpose, you shall have to first obtain the Bank's prior written consent which may or may not be granted at the Bank's absolute discretion, and if granted may be subject to such conditions as the Bank may impose:

2.1	Overdraft
For working capital.

2.2	Letter of Credit / Trust Receipt / Bankers Acceptance / Bills Purchased / Export Credit Refinancing
For trade financing.

2.3	Shipping Guarantee
For the release of goods from the port pending the receipt of shipping documents under our Letter of Credit.

2.4	Bankers Guarantee
As security deposit and tender/performance bond favoring various Government/ statutory bodies and private companies acceptable to the Bank.

2.5	Foreign Exchange Contract Limit
To hedge against the fluctuations in foreign exchange rates for trade related transactions as approved by Bank Negara Malaysia.

3.	AVAILABILITY PERIOD

3.1	The continued granting/extension of the Banking Facility to you is at all times subject to availability of funds.

4.	TENURE

4.1	The Banking Facility is subject to periodic review at the sole and absolute discretion of the Bank but, notwithstanding such periodic review, the Banking Facility shall be repayable on demand.

5.	INTEREST RATE(S)/ COMMISSION/ BANKING CHARGES/COMMINTMENT FEE/OTHER CHARGES

5.1

You shall pay interest on all monies due and payable by you and all monies outstanding and owing to the Bank in relation to the Banking Facility and commission, discount charges and any other charges payable in relation to the Banking Facility at such rate or rates as may be stipulated or prescribed by the Bank at any time and from time to time. Without prejudice to the generality of the foregoing, you shall pay interest commission, discount charges and any other charges payable in relation to the Banking Facility at the following rates:-

Facility	Interest Rate
Overdraft	Interest at one point two five per centum (1.25%) per annum above the Bank's Base Lending Rate with monthly rests.
Letter Of Credit

Commission at zero point one per centum (0.1%) on the amount of the Letter of Credit for each month or part thereof of the validity of the Letter of Credit subject to a minimum charge of RM50.00 for each Letter of Credit issued or at such other rate(s) as may be stipulated by the Association of Banks in Malaysia from time to time.

Trust Receipt	Interest at one point two five per centum (1.25%) per annum above the Bank's Base Lending Rate for local currency bills.
Bankers Acceptance	Acceptance commission of one point zero per centum (1.0%) per annum above the Bank's Cost of Fund for Bankers Acceptance.
Export Credit Refinancing (Pre & Post Shipment)	Interest at one point zero per centum (1.0%) per annum above the Funding Rate stipulated by Export-Import Bank of Malaysia Berhad ("EXIM Bank").
Bills Purchased

Interest at one point two five per centum (1.25%) per annum above the Bank's Base Lending Rate for local currency bills and at the rate of one point two five per centum (1.25%) per annum above the Bank's Effective Cost of Funds for foreign currency bills.

Shipping Guarantee

Commission of zero point one per centum (0.1%) on the amount of each guarantee subject to a minimum charge of RM50.00 for each guarantee issued. If the guarantee is not returned to the Bank within three (3) months from the issue date, an additional commission of zero point six per centum (0.6%) per annum on the amount of the guarantee shall be charged up to the date of return of the guarantee.

Bankers Guarantee

Commission at one point zero per centum (1.0%) per annum on the amount of each guarantee for the full liability period (inclusive of the claims period) subject to a minimum charge of RM 100.00 for each guarantee issued.

(The Bank's Base Lending Rate is currently at six point zero per centum (6.0%) per annum).

5.2

Interest and commission at the aforesaid rate(s) ("the Prescribed Rate" which expression shall refer to the respective interest rates and commission chargeable on the respective facilities comprised under the Banking Facility) shall be payable by you, as well after as before judgment or demand.

5.3

You shall pay the Bank a commitment fee of one per centum (1%) per annum or such other rate as the Bank may at its sole and absolute discretion stipulate from time to time on the portion of the Overdraft Facility as shall be unutilized by you up to the aggregate approved limit at anytime and from time to time, commencing from the date when the Overdraft Facility is made available to you for utilization and the Bank shall be entitled to debit the commitment fee into your current or overdraft or any other account at the end of each month;

5.4

You shall pay the Bank an extension fee of RM10,000-00 within thirty (30) days, which fee shall be automatically debited from your current account upon acknowledgement of this Letter of Offer and will not be reimbursed even in the event that you cancel the Banking Facility.

6.	INCREASED RATE OF INTEREST ON DEFAULT/EXCESS AMOUNT

In addition and without prejudice to the rights and remedies of the Bank, if you should default in the payment of any sums on their respective due dates you shall pay interest on such overdue sums at the rate of 3.5% per annum above the Bank's Base Lending Rate or such other rate or rates as the Bank may, at its sole absolute discretion, at any time and from time to time impose without notice to you, and such rate or rates of interest ("the Default Rate") shall be payable by you as well after as before judgment or demand, from the due date up to the date of actual repayment.

7.	REPAYMENT

Notwithstanding any provisions to the contrary, the Banking Facility shall be payable on demand. In addition, you shall upon the expiry of the tenure (if any) of the Banking Facility or part thereof, repay the entire outstanding sum under each of the Banking Facility which tenure has expired. Until the expiry of the tenure of each of the Banking Facility or until a demand for repayment is made, you shall repay the Banking Facility as follows:

Facility	Repayment Terms
Overdraft	Upon demand or expiry of tenure
Letter of Credit	Upon maturity of term of the respective Letters of Credit
Trust Receipt	Upon maturity of term of the respective Trust Receipt
Bankers Acceptance	Upon maturity of term
Export Credit Refinancing (Pre & Post Shipment)	Upon maturity of term of each drawing
Bills Purchased	Upon maturity of term
Shipping Guarantee	On demand
Bankers Guarantee	On demand

8.	SECURITY

The Banking Facility interest commissions and banking and/or other charges and expenses payable thereon or in connection therewith are to be secured by:

8.1	Against the existing 1st legal charge over industrial property held under H. S. (D) Ka 1376/75, Lot 70808 and H.S. (D) Ka 1377/75. Lot 70809, both in Mukim of Ulu Kinta District of Kinta, Perak.

8.2	Against the existing debenture over the fixed and floating assets of the company, both present and future.

8.3	Against the existing Letter of Awareness from Megamin Venture Sdn Bhd, formerly Syarikat Megawati Sdn Bhd).

8.4	Against the existing Letter of Support from Hiltox Corporation of America, U.S.

9.	CONDITIONS FOR DRAWDOWN/UTILIZATION

9.1

In addition to the conditions precedent for drawdown as stipulated in the General Terms and Conditions annexed hereto, you shall also fulfill the following conditions precedent before you are allowed to drawdown on the Banking Facility:

Nil

10.	OTHER TERMS AND CONDITIONS

10.1

You are to instruct the valuer, Henry Butcher, Lim & Long Sdn Bhd to extend its professional indemnity to the Bank for the valuation report done on September 8, 2003 on the Land and Buildings together with plant and machinery on Lots 70808 and 70809, Mukim of Ulu Kinta, District of Kinta, Perak currently charged to the Bank.

10.2	Dato- Lim Keng Kay's indirect shareholding in TOR Minerals (M) Sdn Bhd is to remain intact throughout the tenure of the Banking Facility.

11.	INFORMATION DISCLOSURE

The Bank shall have the right to provide any information on you and the Banking Facility to:-

11.1	Bank Negara Malaysia, Cagamas Bhd and such other authorities as may be authorized by law to obtain such information;

11.2	companies which are now or in future may be within the RHB Capital Berhad Group of Companies;

11.3	any Security Party;

11.4	solicitors and/or other agents in connection with the preparation of any facility or security documents hereunder or any action or proceeding for the recovery of monies due and payable hereunder;

11.5	any potential assignee or other person proposing to enter into any contractual arrangement which requires the disclosure of such information; and

11.6

companies which are or which in the future may be subsidiaries of the Bank PROVIDED that the Bank shall take all reasonable care to ensure that such information shall remain confidential within the Bank's group of subsidiaries.

12.	AMENDEMENT AND/OR ADDITIONAL TERMS AND CONDITIONS

12.1

The Bank may at any time hereafter at your request or at the Bank's absolute discretion grant additional banking facilities to you and/or convert and/or vary and/or substitute all or any of the Banking Facility hereby granted into another banking facility or facilities and, in any such event, the securities liabilities and /or obligations created pursuant to and by this Letter of Offer shall continue to be valid and binding for all purpose whatsoever up to the limit of the total banking facilities advanced to you notwithstanding such addition or change before mentioned but subject to such variations as shall be made known by the Bank to you and or implied by law or trade usage governing or applicable to the addition and/or changes aforesaid.

12.2

Notwithstanding any provisions to the contrary, the terms of the Letter of Offer may, at any time and from time to time, be varied or amended by the Bank at its absolute discretion with or without notice to you and thereupon such amendments and variations shall be deemed to become effective and the relevant provisions of this Letter of Offer shall be deemed to have been amended or varied accordingly and shall be read and construed as if such amendments and variations had been incorporated in and had formed part of this instrument at the time of execution hereof.

13.	ANNEXURES

The terms and conditions set out in the Annexures I, IA, II, III and IV hereto form an integral part of this Letter of Offer and in the event of any conflict or discrepancy between the terms and conditions in this Letter of Offer and the terms and conditions in the Annexures, the terms and conditions in this Letter of Offer shall prevail.

Except as specifically amended and/or varied hereby all terms and conditions in our previous letter of offer dated 26th April 2000 and security documents to secure the Banking Facility as amended and/or varied herein shall remain in full force and effect and the letter of offer dated 26th April 2000 and the security documents, as amended and/or varied by this letter shall from and after the date hereof be read as a single integrated document incorporating the amendments effected hereby.

Please indicate your acceptance of the Banking Facility upon the terms and conditions herein by signing the duplicate of this letter and returning the same to the Bank within thirty (30) days from the date hereof. In addition, you are required to execute such loan/security documents which the Bank's solicitors shall advise are necessary for the protection of the Bank's interest.

If this Letter of Offer is issued for the purpose of the renewal or extension of the Banking Facility, the continued utilization of the Banking Facility shall be deemed to be an acceptance of and subject to the terms and conditions of the Letter of Offer notwithstanding your failure to acknowledge receipt or acceptance of the Letter of Offer in writing.

We thank you for giving us the opportunity to be of service to you.

Yours faithfully

For RHB BANK BERHAD

_____________________________	_____________________________
Lim Kok Fuat	Ahmad Rizal Lope Zainal Abidin
Senior Relationship Manager	Vice President
Corporate 2	Head - Corporate 2
Corporate Banking Division	Corporate Banking Division

I/We, the undersigned hereby confirm that I/We have read the terms and conditions set out above and in the annexures hereto and taken note of the same. I/We hereby accept the Banking Facility upon the terms and conditions mentioned above and in the Annexures. And, I/we hereby declare that I/we or none of our directors or managers are directly related as a spouse or child or parent to any of the directors officers or employees of the RHB Capital Berhad Group of Companies.

Dated:	........................................

........................................
(Name:	)
(Designation:	)
(NRIC No.	)

RHB

RHB BANK BERHAD

(6171-M)

RHB Bank Bhd. Ref: IPH 900052

Date of Letter of Offer: 25th October 2004

Borrower: TOR Minerals (M) Sdn Bhd

ANNEXURE I

THE GENERAL TERMS AND CONDITIONS
1.	REPRESENTATIONS AND WARRANTIES

The borrower hereby represents and warrants to the Bank that:-

(i)

the Borrower has full legal right, authority, power and capacity to accept and to borrow the Banking Facility and to perform the terms of this Letter of Offer. In the event the Borrower is a company, the Borrower is a company duly incorporated and validly existing under the laws of Malaysia and has full power and authority to carry on its present business;

(ii)	the terms of this Letter of Offer constitute legal, valid and binding obligations enforceable against the Borrower;
(iii)

all consents authorizations and approvals which are required to be obtained in connection with or are necessary for the acceptance, delivery, legality or enforceability of this Letter of Offer and the use of the Banking Facility have been obtained and are in full force and effect;

(iv)

the Borrower's acceptance of this Letter of Offer and the performance of the terms herein will not contravene any law, regulation, order or decree of any governmental authority, agency or court to which the Borrower is subject;

(v)

the Borrower is not in default under any agreement to which the Borrower is a party or by which the Borrower may be bound and no litigation arbitration or administrative proceedings are presently current or pending or threatened against the Borrower;

(vi)

all information furnished by the borrower to the Bank in connection with the Banking in connection with the Banking Facility are true and correct and there has been no omission which would render the information inaccurate or misleading;

(vii)

the Borrower's last audited accounts have been prepared in accordance with accounting principles and practices generally accepted in Malaysia and give a true and fair view of the Borrower's financial position as at that date;

(viii)	there are no winding-up proceedings currently pending or threatened against the Borrower;
(ix)

none of the Borrower's are directors, shareholders, managers or their spouses, parents and children are in the employment of or directly related to any of the directors officers or employees of the RHB Capital Berhad Group of Companies.

2.	CONDITIONS PRECEDENT
2.1	The Banking Facility will be made available for the Borrower's utilization upon the fulfillment of the following conditions precedent:-
(i) the Bank shall have received the Borrower's acceptance of this Letter of Offer within the time prescribed;
(ii)

all loan/security documents which are required herein and/or such other documents as may be required by the Bank and/or its solicitors shall have been executed by the Borrower and/or the relevant security parties, duly stamped and registered at such registries as the Bank may deem necessary or expedient within thirty (30) days from the date of the acceptance of the Letter of Offer or such other time as may be stipulated by the Bank;

(iii) the Bank shall have received copies of the following documents certified as true and correct by the Borrower's secretary or director:-
(a)

all authorizations, licenses, approvals and consents which are necessary for the financing by the Bank hereunder, the carrying on of the Borrower's business and the execution of the security documents (if any);

(b) the Borrower's Board of Directors' Resolution authorizing the acceptance and the borrowing of the Banking Facility and/or the execution of the loan/security documents (if any);
(c) a copy each of the Borrower's (if applicable) certificate of incorporation and the Memorandum and Articles of Association and the Forms 24, 44 and 49 of the Companies Act 1965;
(d) specimen signatures, authenticated in such manner as the Bank may require, of the persons authorized to act on the Borrower's behalf in respect of the transactions hereunder.
(iv)

the Borrower shall have paid all fees or charges payable or agreed to be paid by the Borrower to the Bank for or in connection with the Banking Facility including the preparation and perfection of the loan/security documents;

(v) no Event of Default (as hereinafter stated) or no event which with the giving of notice or lapse of time or both would constitute and Event of Default shall have occurred or be continuing;
(vi)

no extraordinary circumstances or change of law or other governmental action shall have occurred which makes it improbable that the Borrower will be able to observe or perform the covenants and obligations herein; and

(vii)

the Bank's solicitors shall have made a search on the Borrower at the Companies Commission of Malaysia and the Director-General of Insolvency's Office and the results thereof shall have been satisfactory to the Bank.

2.2

In the case where guarantee(s) and/or other security ("the Security Document") is/are required by the Bank from third party(ies) ("the Security Party"), the utilization of the Banking Facility shall also be subject to the fulfillment of the following additional conditions precedent:-

(i) the Security Document shall have been duly perfected and forwarded to the Bank;
(ii) where the Security Party is a body corporate, such Security Party shall have forwarded to the Bank copies of the following documents:-
(a) its Board of Directors' Resolution authorizing the execution of the Security Document;
(b) a certified copy of its certificate of incorporation and Memorandum and Articles of Association and the forms 24, 44, and 49 of the Companies Act 1965;
(iii)

the Bank's solicitors shall have made a search on the Security Party at the Companies Commission of Malaysia and/or the Director-General of Insolvency's Office and the results thereof shall have been satisfactory to the Bank;

(iv) all authorizations, approvals and consents which are necessary for the creation and delivery of the Security Document tot the Bank hereunder, shall have been obtained and delivered to the Bank;
3.	AFFIRMATIVE COVENANTS
During the tenure of the Banking Facility the Borrower shall:-
(i)	carry out the Borrower's business diligently and efficiently and in accordance with sound financial practices;
(ii)	furnish to the Bank all information reasonably required by the Bank in relation to the Borrower's business and financial position;
(iii)

keep full, proper and up to date accounts and furnish to the Bank within on hundred and eighty (180) days from the end of each of the borrower's financial year copies of the Borrower's annual report together with the balance sheet and profit and loss account duly audited and certified by a qualified independent auditor;

(iv)	keep and maintain the Borrower's present paid up share capital and any increases thereof;
(v)

punctually pay and/or cause to be paid all rents rates taxes and all other outgoings payable in respect of the premises at which the Borrower carry on business and properties which are security for the repayment of the Banking Facility;

(vi)	appoint from time to time only such auditor or firm of auditors acceptable to the Bank;
(vii)	notify the Bank of the occurrence of an Event of Default stipulated hereunder or of any event which would constitute an even of default in relation to any of the borrower's other indebtedness; and
(viii)	notify the Bank of any change in the borrower's Board of Directors or its management or its major or controlling shareholders or partners.
4.	RESTRICTIVE COVENANTS
During the tenure of the Banking Facility the Borrower shall not, without the prior written consent of the Bank:-
(i)	add to, delete, vary or amend the borrower's Memorandum and Articles of Association in any manner which would be inconsistent with the terms of the Letter of Offer;
(ii)	change the Borrower's financial year or the nature of the borrower's business;
(iii)	Sell, transfer, lease or otherwise dispose of a substantial part of the Borrower's capital assets or undertake or permit any merger, consolidation or reorganization;
(iv)	enter into any transaction with any person firm or company except in the ordinary course of business and at arm's length commercial terms;
(v)	decrease or alter the Borrower's authorized or issued capital or alter the structure thereof or the rights attached thereto; and
(vi)	Change the Borrower's major or controlling shareholding or partnership structure.
5.	VARIATION OF INTEREST RATES
5.1

The Bank shall be entitled at its sole and absolute discretion, without notice to the Borrower, vary at any time and from time to time the Base Lending Rate of the Bank and/or Cost of Funds and/or the margin of interest imposed above the Base Lending Rate and/or Cost of Funds of the Bank and/or commissions or other rates of interest chargeable PROVIDED THAT the Bank will endeavor to provide notice of such variation(s) in the following manner:

(a)

in respect of the Base Lending Rate of the Bank by displaying at the premises of the Bank a general notice of the change of the Base Lending rate of the Bank addressed to the public generally and such display shall be deemed sufficient notice to the Borrower or by including a notice in the periodic statement of accounts sent to the Borrower or by any other modes deemed fit and proper by the Bank; and

(b)

in respect of the margin of interest imposed above the Base Lending Rate and/or Cost of Funds of the Bank and/or commissions by serving a notice in writing (which notice may be included in the periodic statements of account sent to the Borrower) on the borrower of the change in the margin of interest imposed above the Base Lending Rate and/or cost of funds of the Bank and/or in the commissions and such notice shall be deemed to have been sufficiently served on the borrower if sent by ordinary mail to the Borrower's usual last known place of residence/business or to the address above stated;

PROVIDED ALWAYS that the effective date of the change of the Base Lending Rate and/or margin of interest imposed above the Base Lending Rate and/or Cost of Funds and/or in the commissions or the other rates of interest chargeable shall be the date stipulated by the Bank at its sole absolute discretion. And notwithstanding anything hereinbefore contained, and delay or failure on the part of the Bank to give notice in accordance with the provisions herein contained shall not absolve the borrower from its obligation to pay the rate of interest and/or commissions determined by the Bank and such rate of interest so determined by the bank shall be payable from such date as the Bank shall in its sole and absolute discretion stipulate.

5.2

The bank shall be entitled at any time at its sole and absolute discretion with or without notice to the borrower and without assigning any reason to change the fundamental basis of calculation of the Prescribed Rate (whether it be the Base Lending Rate, Cost of Funds or any other basis by whatsoever named called).

6.	CAPITALIZATION OF INTEREST

Interest commission and fees remaining unpaid at the time when it shall become due and payable and all costs charges expenses and other moneys due and payable shall be added to the principal amount advanced under the Banking Facility and thereafter be treated as principal and be chargeable with interest at such rate at which interest shall from time to time and at any time be payable under this Letter of Offer. For the purpose of ascertaining whether the limit of the Banking Facility intended to be advanced or secured has been exceeded or not, all accumulated and capitalized interest, commission, fees, costs, charges, expenses and such other moneys shall be deemed to be interest and not principal.

7.	INTEREST AFTER DEMAND OR JUDGMENT

Notwithstanding the exercise by the Bank of any of its rights provided for hereunder or any other statutory or other rights or the making of any demand, interest chargeable on the Banking Facility shall continue to be chargeable on any sum of money which remains due and unpaid hereunder after the exercise of any of these rights and if not duly paid such interest will continue to be capitalized as provided herein notwithstanding that the banker-customer relationship may have ceased for any reason whatsoever; AND in the event that judgment is obtained in relation to any sum of money owing hereunder, wherein it is adjudged that any sum of money be paid to the Bank, interest shall be payable on such sum of money so adjudged to be payable to the Bank at the rate of interest chargeable hereunder from the date of such judgment until the date of full payment

8.	EVENTS OF DEFAULT

All monies outstanding under the Banking Facility together with interest thereon and all other monies relating thereto shall become immediately repayable by the borrower upon demand being made by the bank or upon the occurrence of any of the following events:-

(a)	the Borrower defaults in the payment of any money payable to the Bank after the same shall have become due whether formally demanded or not;
(b)

the Borrower defaults under any other provision herein which is not capable of remedy or which, being capable of remedy, is no remedied within fourteen (14) days after being required to do so by the Bank;

(c)	any representation, warranty or condition made or implied by the Borrower herein is incorrect or misleading in any material respect;
(d)

any license, authorization, approval, consent or permit which is required for the Borrower's business or the performance of the Borrower's obligations hereunder is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect;

(e)

any of the Borrower's indebtedness or the indebtedness of any of the Security Party or their respective affiliate(s) or related corporation(s) becomes capable, in accordance with the relevant terms thereof, of being declared due prematurely by reason of default by the Borrower or such Security Party or affiliate(s) or related corporation(s) of the respective obligations in respect of the same or the Borrower or any of the Security Party or affiliate(s) or related corporation(s) fail to make payment in respect thereof ton the due date for such payment or if due on demand when demanded or the security for any such indebtedness becomes enforceable;

(f)

a petition be presented or an order be made or a resolution be passed for the Borrower's winding-up or the winding up of any of the Borrower's affiliate(s) or related corporation(s) or Security Party which is a body corporate;

(g)	a receiver and/or manager or liquidator is appointed to take possession of the Borrower's or related corporation(s) or Security party which is a body corporate;
(h)

the Borrower or any of the borrower's affiliate(s) or related corporation(s) or Security Party which is a body corporate ceases to threatens to cease to carry on all or a substantial part of the borrower's business or the borrower's affiliate(s) - or related corporation(s) -or the Security party's business;

(i)	any judgment is obtained against the Borrower or any of the Borrower's affiliate(s) or related corporation(s) or Security Party;
(j)	the Borrower or any of the Borrower's affiliate(s) or related corporation(s) or Security party enters into any composition or arrangement with or for the benefit of their respective creditors;
(k)

any other event or series of events whether related or not has or have occurred which in the opinion of the Bank (which opinion shall be final and binding) could or might affect or prejudice the borrower's ability or willingness to comply with all or any of the Borrower's obligations hereunder;

(l)	the Borrower or any of the Security Party who is an individual person commits any act of bankruptcy or becomes bankrupt or shall die or become insane;
(m)	any of the Security Document given to the Bank is or becomes for any reason whatsoever invalid or unenforceable;
(n)	if the Bank shall in its sole discretion consider that the Banking Facility or any of its security or its security position in relation to the repayment of the Banking Facility to be in jeopardy.

(The expression "affiliate" means in relation to any one corporation, any corporation directly or indirectly controlling, controlled by or under direct or indirect common control, in each case whether in law or in fact with such corporation and the expression "related corporation" shall be construed in accordance with the companies Act, 1965).

9.	BANK'S RIGHT TO COMMENCE FORECLOSURE AND LEGAL PROCEEDING CONCURRENTLY

Upon default or breach by the Borrower of any term covenant, stipulation and/or undertaking herein provided and on the part of the Borrower to be observed and performed, the Bank shall thereafter have the right to exercise all or any of the remedies available whether by this Letter of Offer or Security Document or by statute or otherwise and shall be entitled to exercise such remedies concurrently, including pursuing all remedies of sale or possession and civil suit to recover all moneys due and owing to the Bank.

10.	ILLEGALITY

If the Bank determines that the introduction or variation of any law, regulation or official directive (whether or not having the force of law) or any change in the interpretation or application thereof makes it unlawful for the Bank to maintain, fund or give effect to its obligations hereunder, the Bank shall forthwith give notice of such determination to the Borrower whereupon the Banking Facility to such extent shall be cancelled and the Borrower will forthwith upon notice from the Bank repay all monies outstanding under the Banking Facility together with interest thereon and all other monies agreed to be paid by the Borrower hereunder.

11.	INCREASED COSTS

Where the Bank determines that, as a result of the introduction or variation of any law, order, regulation or official directive whether or not having the force of law), or any change in the interpretation or application thereof by any competent authority , or compliance with any request (whether or not having the force of law) from Bank Negara Malaysia or other fiscal, monetary or other authority, the cost to the Bank of making available or continuing to make available the Banking Facility is increased or the amount of any sum received or receivable by the Bank in respect of the Bank making or continuing to make available the Banking Facility or the effective return to the Bank under the Banking Facility is reduced or the Bank is obliged to make any payment (expect in respect of tax on the Bank's overall net income) or forego any interest or other return on, or calculated by reference to, the amount of any sum received or receivable by the Bank from the Borrower under the Banking Facility, the Bank shall notify the Borrower of the circumstances leading to the Bank's determination and:-

(i)

the Borrower shall on demand pay to the Bank such reasonable amounts as the Bank may from time to time and at any time notify the Borrower to be necessary to compensate the Bank for such additional cost, reduction, payment or foregone interest or return provided that nothing herein contained shall prevent the Borrower from taking all necessary steps to mitigate the effect of such increased cost; and

(ii)

at any time thereafter, so long as the circumstances giving rise to the obligation to make the compensating payment continue, the borrower may upon giving the Bank not less than thirty (30) days' notice, cancel the Banking Facility.

12.	MARKET DISRUPTION

If in the opinion of the Bank, there has, since the date of the offer, been a change in national or international monetary, financial, economic or political conditions or currency exchange rates or exchange control which would render the Banking Facility temporarily or permanently commercially impracticable or impossible, the Bank shall notify the Borrower thereof, and:-

(i)	whilst such circumstances exist, no utilization of the Banking Facility will be allowed;
(ii)	the Bank shall negotiate in good faith for an alternative basis acceptable to the Bank fir continuing the Banking Facility; and
(iii)	unless within thirty (30) days after the giving of such notice such circumstances cease to exist or an alternative basis acceptable to the Bank is arrived at, the Banking Facility shall be cancelled.
13.	LEGAL AND INCIDENTAL EXPENSES

The Borrower shall pay all legal fees and incidental expenses in connection with the preparation, stamping and registration of any security documents required by the Bank hereunder even though the said documents are not executed by the Borrower for any reason whatsoever. If any money payable under the Banking Facility is required to be recovered through any process of law, the Borrower shall be liable to pay the Bank's solicitors' fees (on a solicitor and client basis) and any other fees and expenses incurred in respect of such recovery.

14.	WAIVER AND INDULGENCE

The terms and conditions herein may be waived by the Bank in whole or in part with or without conditions at the discretion of the Bank without prejudicing the rights of the Bank hereunder and any failure by the Bank to enforce any of the provisions hereunder or any forbearance delay or indulgence grated by the Bank to the borrower shall not be construed as a waiver of the Bank's rights hereunder.

15.	BANKING AND FINANCIAL INSTITUTIONS ACT, 1989

The approval of the Banking Facility to the Borrower shall be upon the condition that the Bank will not breach or contravene any law legislation or regulation including, with limiting the generality of the foregoing, the provision of Section 2 of the Banking And Financial Institutions Act, 1989 or any other provisions thereof. The Borrower hereby declares to the Bank that none of the Borrower's directors, shareholders, managers or their spouses, parents and children is in the employment of or directly related to any of the directors, officers or employees of the RHB Capital Bherhad Group of companies. In the event any such relation ship is established or discovered now or in the future the Bank reserves the right forthwith to terminate and recall the Banking Facility.

16.	DUTY TO VERIFY STATEMENTS OF ACCOUNTS/CERTIFICATE OF BANK

The Borrower shall verify all statements of accounts sent to the Borrower by the Bank and immediately revert to the Bank in the event of any discrepancy in such statements of accounts failing which they shall be deemed to be conclusive and binding against the Borrower. A statement by the Bank and signed by any of its officers as to what at any time is the amount outstanding and rate of interest chargeable shall, save for manifest errors be final and conclusive and shall not be questioned by the Borrower on any account whatsoever.

17.	SET OFF/COMBINATION OR CONSOLIDATION OF ACCOUNTS
(a)

The Bank shall be entitled (but shall not be obliged) at any time and without notice to the Borrower to combine, consolidate or merge all or any of the Borrower's accounts and liabilities with and to the Bank anywhere whether in or outside Malaysia, alone or jointly with any other person and may transfer or set off any sums in credit in such accounts in or towards satisfaction of any of the Borrower's liabilities whether actual or contingent, primary or collateral notwithstanding that the credit balances on such accounts and the liabilities on any other accounts may not be expressed in the same currency and the Bank is hereby authorized to effect any necessary conversions at the Bank's own rate of exchange then prevailing.

(b)

Without prejudice to the generality of the above, the Bank further reserves the right at any time and without notice to the Borrower to debit any of the Borrower's accounts (whether in credit or debit) with the Bank for all payments due and payable by the Borrower howsoever to the Bank.

18.	SUSPENSE ACCOUNT

Any money received by the Bank in respect of the Banking Facility may be kept to the credit of a suspense account for so long as the Bank thinks fit without any obligation in the meantime to apply the same or any part thereof in or towards settlement of any liabilities due by the Borrower to the Bank.

xxxxxxxxxEND OF ANNEXURExxxxxxxxx

RHB

RHB BANK BERHAD

(6171-M)

RHB Bank Bhd. Ref: IPH 900052

Date of Letter of Offer: 25th October 2004

Borrower: TOR Minerals (M) Sdn Bhd

ANNEXURE IA

ADDITIONAL GENERAL TERMS AND CONDITIONS
1.	During the tenure of the Banking Facility the Borrower shall:-
(i)

permit at all times the Bank, its officers, servants and/or agents to inspect all records of the Borrower at any office, branch or place of business of the Borrower or elsewhere and all records kept by any other authorities or persons in so far as such records relate to or affect the businesses and the properties of the Borrower and for the purpose of such inspection, give to or procure for the Bank and any officer, servant and/or agent of the Bank such written authorizations as may be required by the Bank;

(ii)

notify the Bank in the event the Borrower creates any form of charge, mortgage, debenture, pledge, lien, encumbrances or security interest of whatever nature or permit to exist any caveat or prohibitory order or both in respect of any of the Borrower's properties;

	(iii)	ensure that all loans or advances from its directors, shareholders, and Related Corporation are subordinated to the Indebtedness; and
(iv)

in the event the Borrower or any of its subsidiaries or related companies (present and future) ("the Borrower Group of Companies) requires any banking, financial, investment and/or advisory products or services (collectively "the Products") which is offered by the RHB Capital Berhad Group of companies in its normal course of business, the Borrower shall offer or cause the Borrower Group of Companies to offer the relevant RHB Capital Berhad Group of Companies the right of first refusal to provide the Products to the Borrower or the Borrower Group of Companies.

2.	During the tenure of the Banking Facility the Borrower will not, without the prior written consent of the Bank:-
	(i)	enter into any partnership, profit-sharing or royalty agreement whereby the borrower's income or profits are, or might be, shared with any other person, firm or company;
	(ii)	enter into any management contract or similar arrangement whereby the Borrower's business or operations are managed by any other person, firm or company;
	(iii)	lend or make advances to any person other than in the normal course of business;
	(iv)	lend or make advance to any person other than to its subsidiaries or related companies (both as defined in the companies Act, 1965);
(v)

create any form of charge, mortgage, debenture, pledge, lien, encumbrances or security interest of whatever nature or permit to exist any caveat or prohibitory order or both in respect of any of the Borrower's properties; and

	(vi)	declare and pay any dividend or other distribution whether of an income or capital nature (but such consent of the Bank will not be unreasonably withheld).
xxxxxxxxxEND OF ANNEXURExxxxxxxxx

RHB

RHB BANK BERHAD

(6171-M)

RHB Bank Bhd. Ref: IPH 900052

Date of Letter of Offer: 25th October 2004

Borrower: TOR Minerals (M) Sdn Bhd

ANNEXURE II

TERMS AND CONDITIONS RELATING TO OVERDRAFT FACILITY

("O.D. FACILITY")
(i)	Utilization of the OD Facility shall be in such manner as the Bank may from time to time prescribe and in accordance with the normal usages and practices of banking in Malaysia.
(ii)

The Borrower's overdraft account must be operated actively and within the approved limit at all times and the Bank reserves the right to close the said account and to recall the OD Facility in the event of the Borrower's account is blacklisted under the biro Maklumat Cek (BMC) guidelines.

(iii)

The Borrower shall not utilize the OD Facility and the Bank may refuse to honor and pay on any check drawn by the Borrower if upon such utilization, the sums outstanding would exceed the limit granted by the Bank for the OD Facility unless the Bank shall agree otherwise.

(iv)

Interest on the OD Facility shall be due and payable immediately upon the demand by the Bank and until demanded as aforesaid, shall be paid monthly in arrears by the borrower on the last day of each month or such other date as the Bank may from time to time stipulate and the Bank shall be authorized to debit the Borrower's account with the unpaid interest at the end of each month.

(v)

The OD Facility shall be subject to such other terms and regulations as may be prescribed from time to time by the Bank at its sole and absolute discretion and the Borrower hereby irrevocably and unconditionally agrees to accept, abide and be bound by such terms and regulations.

xxxxxxxxxEND OF ANNEXURExxxxxxxxx

RHB

RHB BANK BERHAD

(6171-M)

RHB Bank Bhd. Ref: IPH 900052

Date of Letter of Offer: 25th October 2004

Borrower: TOR Minerals (M) Sdn Bhd

ANNEXURE III

TERMS AND CONDITIONS RELATING TO TRADE FACILITIES

(Trade Facilities are subject to the Association of Banks in Malaysia's rules and Bank Negara Malaysia's guidelines as the case may be and as amended from time to time)

1.	LETTER OF CREDIT FACILITY ("LC FACILITY") AND TRUST RECEIPT FACILITY ("TR FACILITY")
(i)

An application for the opening of any letter of credit under the LC Facility shall be made by delivering to the Bank a duly completed and executed LC Application in respect of such letter of credit, such LC Application to be in the form required by the Bank in accordance with its usual practice for the time being. The Bank may refuse any LC Application that is not in all respects satisfactory to the Bank.

(ii)

The commission payable by the borrower on each letter of credit opened by the Bank for the account of the Borrower under the LC Facility shall be payable upon the issue or opening of the respective letter of credit by the Bank or within such other period as the Bank may at its sole and absolute discretion deem fit and in any event, forthwith upon the Bank's demand.

(iii)	As against the Borrower, any LC Application shall be irrevocable once delivered to the Bank.
(iv)

No letter of credit will be opened by the Bank if the LC Application is submitted after the expiry of the tenor under the LC Facility. Letters of credit may be issued for amounts payable in, or determined by reference to, currencies other that Ringgit Malaysia if the Borrower so requests, unless the Bank in its sole discretion determines that such issue cannot reasonably be complied with.

(v)

No letter of credit will be opened if, following its opening, the aggregate of all the sums outstanding in respect of the LC Facility and other trade facilities of which the LC Facility forms a part thereof would exceed the aggregate limit prescribed by the Bank for the LC Facility and other trade facilities or any sub-limit specifically imposed by the Bank for the LC Facility unless the Bank shall agree to the contrary.

(vi)

The Bank shall at all times be entitled, without further investigation or enquiry, to make payment under a letter of credit if it has received a demand for payment and need not concern itself with the propriety of any claim made there under; accordingly it shall not be a defense to any claim made on the Borrower hereunder which is attributable to the making of any such payment, nor shall the borrower's obligations hereunder be impaired or affected by the fact (if it be the case) that the Bank might have been justified in refusing to pay the whole or part of the amount so paid.

(vii)	The Borrower is not entitled and shall not take any action to prevent the Bank from making a payment under the letter of credit for which a demand has been made in accordance therewith.
(viii)

Payment by the Bank of an amount under any letter of credit shall constitute an advance ("Advance") by it to the Borrower of the amount so paid (or, if such amount is denominated in another currency, the equivalent thereof in Ringgit Malaysia) which Advance, the Borrower shall (where a TR Facility is not made available to it), be obliged to repay immediately it arises (notwithstanding that demand for repayment thereof may not have been made on the Borrower) failing which the Bank shall be entitled to exercise all rights upon such default, including payment of interest thereon at the applicable Default Rate (both before as well as after judgment or demand).

(ix)

The Borrower may refinance its obligations in respect of any letter of credit issued by the Bank by utilizing the TR Facility to sign a trust receipt before the date upon which the Bank is required to make payment under a related letter of credit in such manner and upon such terms and conditions as the Bank may from time to time prescribe at its discretion.

(x)	Unless permitted by the Bank, the financing tenor of the trust receipts under TR Facility shall not exceed the period stated in this Letter of Offer.
(xi)

The interest payable by the Borrower to the Bank under the TR Facility for the tenor of the trust receipt shall be payable on the respective maturity date of the trust receipts failing which, the Bank shall be entitled to all rights under this Letter of Offer upon such default, including payment of interest thereon at the applicable Default Rate (both before as well as after judgment or demand). The Borrower shall pay all charges incurred or to be incurred by the Bank in connection with or arising from the TR Facility.

(xii)

No utilization of the TR Facility will be permitted if, following such utilization, the aggregate of all the sums outstanding in respect of the TR Facility and other trade facilities of which the TR Facility forms a part thereof would exceed the aggregate limit prescribed by the Bank for the TR Facility and other trade facilities or any sub-limit specifically imposed by the Bank for the TR Facility unless the Bank shall agree to the contrary.

(xiii)

In the event that the Borrower should fail to settle and repay to the Bank punctually on due date any amounts payable by the borrower tot the Bank under or in connection with or arising from the TR Facility, the without prejudice and in addition to any other rights or remedies which the Bank may be entitled to, the Bank may, at its sole and absolute discretion and without any obligation whether at law or in equity so to do, debit the Borrower's current account or overdraft account with the bank (if the Borrower maintains a current or overdraft account with the Bank) with such overdue amount together with interest thereon at the applicable Default Rate (both before as well as after judgment or demand) and the Borrower hereby irrevocably and unconditionally consents to the Bank so doing.

(xiv)

The LC Facility and the TR Facility shall be subject to such other terms and regulations as may be prescribed from time to time by the bank at its sole and absolute discretion and the Borrower hereby irrevocably and unconditionally agrees to accept, abide and be bound by such terms and regulations.

(xv)

The Borrower shall indemnify and keep the Bank indemnified against any damages, losses, accosts and/or expenses which the Bank may incur or suffer as a result of its grant of the LC Facility and/or the TR Facility to the Borrower.

2.	BANKERS ACCEPTANCE FACILITY ("BA FACILITY")
(i)	The Borrower may request the Bank to accept and provide financing by way of Bankers Acceptance by submitting to the Bank a duly completed application in the Bank's standard form.
(ii)

Bankers Acceptance may be drawn by the Borrower upon the Bank and presented to the Bank for the Bank's acceptance thereof under the BA Facility. The Bank will, subject to the availability of funs, upon the Bank's acceptance of the Bankers Acceptance pay to the Borrower the discounted proceeds less the acceptance commission and all other costs and expenses, if any, which the Bank may incur.

(iii)	Bankers Acceptance drawn by the Borrower upon the Bank for acceptance by the Bank under the BA Facility shall be for the purpose as stated in the Letter of Offer.
(iv)	Bankers Acceptance may only be accepted and discounted in accordance with the regulations and guidelines stipulated by Bank Negara Malaysia.
(v)	The Bank may accept and discount the Bankers Acceptance subject to the following conditions:-
(a)

the Borrower has not and will not obtain another source of financing for the trade transaction concerned and the BA Facility is for financing its trade transaction namely imports to and exports from Malaysia and domestic trade; and

(b)

delivery to the Bank of such satisfactory documentary evidence of the trade transaction as may be required by the Bank. In the case of financing of exports from Malaysia and/or sales within Malaysia, the original export bills or inland bills shall be delivered to the Bank for collection through the Bank unless otherwise agreed by the Bank, and the proceeds of the said export bills and/or inland bills shall be subject to the Bank's control until the Borrower's obligation is fully discharged on maturity of the Bankers Acceptance and the Bank has been paid in full. The bank may use the said proceeds towards settlement of all amounts owing by the borrower and remaining unpaid in respect of the BA Facility or any of the borrower's indebtedness to the Bank under any of the other facilities made available to the borrower;

(vi)

The Borrower shall make payment of the full face value of the Bankers Acceptance to the Bank on the maturity date of the Bankers Acceptance. No grace period is allowed for settlement of a Bankers Acceptance. Without prejudice and in addition to any other rights or remedies which the Bank may entitled to on maturity of the Bankers Acceptance the Bank may, at its sole and absolute discretion and without any obligation whether at law or in equity so to do, debit the Borrower's current or overdraft account with the Bank (if the Borrower maintains a current or overdraft account with the Bank) with the face value of the Bankers Acceptance at maturity and with any unpaid commission, interest or bank charges and the Borrower hereby irrevocably and unconditionally consents to the Bank so doing. Interest will be charged at the applicable Default Rate on the amount outstanding under the Bankers Acceptance, if the Bankers Acceptance is not discharged on the maturity date or if the monies received by the Bank are not sufficient to discharge the Bankers Acceptance on maturity, for the period commencing from the maturity date until the date the Bank receives full payment (both before as well as after judgment or demand).

(vii)	No Bankers Acceptance shall have a tenor of less than twenty-one (21) days or such other period as the Bank may specify from time to time or exceed the period as stated in the Letter of Offer.
(viii)	The acceptance by the Bank of the Bankers Acceptance drawn by the borrower is at the sole discretion of the Bank.
(ix)

The Bank may re-discount any Bankers Acceptance drawn by the borrower and discounted by the Bank and any moneys received by the Bank as a result of the re-discounting shall not be regarded as payment towards the borrower's liability to the Bank.

(x)

No Bankers Acceptance shall be issued by the Bank if, following such issue, the aggregate of all the sums outstanding in respect of the BA Facility and other trade facilities of which the BA Facility forms a part thereof would exceed the Aggregate limit prescribed by the Bank for the BA Facility and other trade facilities or any sub-limit specifically imposed by the Bank for the BA Facility unless the Bank shall agree otherwise.

(xi)

The Borrower shall indemnify and keep the Bank indemnified against any losses, costs and/or expenses which the Bank may incur as a result of its accepting an/or discounting the Bankers Acceptance drawn by the Borrower.

3.	EXPORT CREDIT REFINANCING FACILITY ("ECR FACILITY")
(i)

The Borrower may, subject to the provisions of the Letter of Offer, utilize the ECR Facility (Pre-shipment/Post-Shipment) in such manner and upon such conditions as the Bank may from time to time prescribe.

(ii)

The Borrower may by giving not less then two (2) Business Days notice to the Bank request the Bank to make an advance under the ECR Facility by submitting to the Bank a duly completed application in the Bank's standard form accompanied by such documents as the Bank may require to comply with all regulatory requirements and guidelines applicable to Export Credit Refinancing ("ECR")

(iii)

The period of financing for pre-shipment ECR advances shall commence from the date of drawdown of the ECR Facility (subject tot the lodgment of pre-shipment bill with the Bank) up to the maturity date of the pre-shipment bill. Interest on the pre-shipment bill shall be computed on the daily outstanding balance and be paid monthly on the last day of each month after the date on which an advance was made under the ECR Facility and on the maturity date or early discharge of the pre-shipment bill. In the event on the maturity date, payments are not made towards settlement of the pre-shipment bill the borrower shall pay interest thereon at the applicable Default Rate for the period commencing from the maturity date until the Bank receives full payment (both before as well as after judgment or demand).

(iv)

The period of financing post-shipment ECR advances shall commence from the time the borrower presents to the Bank export documents for financing up to the maturity date of the post-shipment bill or upon receipt of the export proceeds, whichever is earlier. Interest on the post-shipment bill shall be based on the nominal or maturity value and the financing period of the post-shipment ECR and shall be paid up-front by deducting from the principal amount of the advance under the post-shipment bill. In the event on the maturity date, the Bank does not receive the export proceeds for whatever reasons, the Borrower shall pay interest thereon at applicable Default Rate for the period commencing from the maturity date until the Bank receives full payment (both before as well as after judgment or demand).

(v)	The Borrower shall warrant that the goods relating to the underlying transaction re genuine exports and no other means of financing has been or will be obtained for the underlying exports.
(vi)	Notwithstanding the aforesaid utilization of the ECR Facility is subject to EXIM Bank's guidelines as amended from time to time.
(vii)

The Borrower shall not utilize the ECR Facility (Pre-Shipment/Post-Shipment) if upon such utilization, the aggregate of all the sums outstanding in respect of the ECR Facility (Pre-Shipment/Post-Shipment) and other trade facilities of which the ECR Facility (Pre-Shipment/Post-Shipment) forms a part thereof would exceed the aggregate limit prescribed by the Bank for the ECR Facility (Pre-Shipment/Post-Shipment) and other trade facilities or any sub-limit specifically imposed by the Bank for the ECR Facility (Pre-Shipment/Post-Shipment) unless the Bank shall agree otherwise.

(viii)

The Borrower shall indemnify and keep the Bank indemnified against any damages, losses, costs and expenses which the Bank may suffer or incur as a result of granting the ECR Facility (Pre-Shipment/Post-Shipment) to the Borrower.

(ix)

The ECR Facility (Pre-Shipment/Post-Shipment) shall be subject to such other terms and regulations as may be prescribed from time to time by the Bank at its sole and absolute discretion and the borrower hereby irrevocably and unconditionally agrees to accept, abide and be bound by such terms and regulations.

4.	BANKERS GUARNATEE ("BG")/SHIPPING GUARANTEE ("SG") FACILITY
(i)

A request for the issuance of shipping guarantees under the SG Facility and/or bank guarantees under the BG Facility to the party named in this Letter of Offer or any party acceptable to the Bank as beneficiary shall be made by the Borrower delivering to the Bank a duly completed and executed request ("Request") in the form prescribed by the Bank from time to time. Such Request shall be irrevocable once delivered to the Bank.

(ii)	Each Request shall be accompanied by such contracts or other documents relevant to the Request as the Bank may at its sole and absolute discretion require from time to time.
(iii)	Any shipping or bank guarantee to be issued by the bank shall be in such form and shall contain such terms as the Bank may at is sole and absolute discretion deem fit.
(iv)

The Borrower shall pay to the Bank commission at the rate stipulated in this Letter of Offer on each shipping or bank guarantee issued by the bank from time to time for the account of the Borrower and such payment shall be made upon the issue of the guarantee. The commission shall be payable, in the case of a bank guarantee, for the duration of the guarantee period including the claims period and in the case of a shipping guarantee, for the duration up to the date of return of the guarantee for cancellation or receipt by the Bank of a written confirmation from the beneficiary that the Bank is no longer liable under the guarantee.

(v)	There shall be no refund by the Bank of any commission paid by the Borrower to the Bank upon any early cancellation or release or premature return of any shipping for bank guarantee.
(vi)

No shipping or bank guarantee shall be issued by the Bank if, following such issue, the aggregate of all the sums outstanding in respect of the SG Facility and/or the BG Facility and other trade facilities of which the SG Facility and/or the BG Facility forms a part thereof would exceed the aggregate limit prescribed by the Bank for the SG Facility ad the BG Facility and other trade facilities or any sub-limit specifically imposed by the Bank for the SG Facility and the BG Facility unless the bank shall agree otherwise.

(vii)

If the beneficiary, under any shipping or bank guarantee shall demand any amount under any shipping or bank guarantee issued hereunder or in the event that the Bank is required to make or has made payment under any shipping or bank guarantee issued under the SG Facility or the BG Facility, the Bank may at any time demand payment from the Borrower and the Borrower shall forthwith pay the Bank in full the amount so demanded.

(viii)

The Bank shall as soon as practicable endeavor to notify the Borrower of any notice or demand for payment served on it by the beneficiary under any shipping or bank guarantee hereunder PROVIDED ALWAYS that any failure to delay on the part of the Bank to give such notice to the borrower in accordance with the provisions hereof shall not exempt the Borrower from its obligations to indemnify and reimburse the Bank or to pay interest thereon.

(ix)

The Borrower shall on demand by the Bank as aforesaid reimburse the Bank any amount paid by the Bank to the beneficiary under or pursuant to any shipping or bank guarantee issued hereunder and hereby undertakes to indemnify and hold harmless the Bank against all cost, losses, damages, fees and expenses which the Bank may incur or sustain by reason of or in any way arising from or in connection with any shipping or bank guarantee issued hereunder. Notwithstanding the aforesaid and for the purpose of clarification it is hereby expressly agreed and declared that nothing herein contained shall be construed so as to render it obligatory upon the Bank to first make payment under any shipping or bank guarantee issued hereunder, and thereafter seek reimbursement form the Borrower and it is hereby further agreed and declared that the borrower's obligations hereunder is to forthwith pay to the Bank the amount demanded by the Bank immediately upon the Bank's demand irrespective of whether or not the bank has made or has yet to make payment under nay shipping or bank guarantee issued under or pursuant to the SG Facility or the BG Facility.

(x)

The Borrower agrees that it shall remain liable to the Bank on any shipping or bank guarantee issued hereunder until the Bank is released from liability by the beneficiary named in such shipping or bank guarantee or, in the event of any shipping or bank guarantee issued hereunder being enforced until the Borrower had paid in full all amounts due hereunder, whichever is the later.

(xi)

The Borrower acknowledges and agrees that the Bank's obligation under any shipping or bank guarantee issued hereunder is absolute and unconditional and requires payment to the beneficiary named in such shipping or bank guarantee notwithstanding any objection on the part of the borrower. The Bank shall at all times be entitled to make any payment under the shipping or bank guarantee upon demand by the beneficiary named in such shipping or bank guarantee without further investigation or enquiry and need to concern itself with the propriety of any claim made under the shipping or bank guarantee. The Borrower hereby acknowledges and confirms that it shall not be entitled whether at law or in equity to stop or to demand the Bank to withhold any payment which is to be made by the Bank under or pursuant to the shipping or bank guarantee issued hereunder. And, the Bank shall be entitled to be reimbursed and indemnified by the Borrower and it shall not be a defense to any demand made on the Borrower that the Borrower or the Bank was or might have been justified in refusing payment in whole or in part of the amounts so claimed by the beneficiary, named in such guarantee.

(xii)

In the event that the Bank shall be required to make any payment under the pursuant to or arising from any shipping or bank guarantee issued by the Bank pursuant to the SG Facility or the BG Facility, the Borrower shall pay interest to the Bank at the applicable Default Rate (both before as well as after judgment or demand) on all moneys paid by the Bank commencing from the date such moneys are first paid out by the Bank up to the date of the Bank's actual receipt of the full amount thereof from the Borrower.

(xiii)

The Bank shall not be under any obligation (whether at law or in equity) to issue any shipping or bank guarantee and the Bank may at its sole and absolute discretion refuse to issue any shipping or bank guarantee without any obligation to give any reasons.

(xiv)

Without prejudice and in addition to any other rights or remedies which the Bank may be entitled to, the Bank may, at its sole and absolute discretion and without any obligation whether at law or in equity so to do, debit the Borrower's current account or overdraft account with the Bank (if the borrower maintains a current or overdraft account with the bank) with the amount claimed by a beneficiary, any unpaid commission, interest or bank charges and the Borrower hereby irrevocably and unconditionally consents to the Bank so doing.

(xv)

The SG Facility and the BG Facility shall be subject to such other terms and regulations as may be prescribed from time to time by the Bank at its sole and absolute discretion and the Borrower hereby irrevocably and unconditionally agrees to accept, abide and be bound by such terms and regulations.

5.	BILLS PURCHASED FACILITY ("BP FACILITY")
(i)	The Borrower may present foreign/domestic bills to the Bank for purchase and the Bank may as its sole and absolute discretion purchase such bills offered by the borrower under the BP Facility.
(ii)

Upon the Bank purchasing any bills presented by the Borrower to the Bank, the Bank shall credit the Borrower's current or overdraft account maintained with the Bank with the face value of the bill purchased by the Bank less the commission charged by the Bank for purchasing such bill and all other bank charges and costs payable by the Borrower.

(iii)

Without prejudice and in addition to any rights or remedies which the bank may be entitled to, the Bank may, at its sole and absolute discretion debit the Borrower's current or overdraft account maintained with the Bank with the face value of the bills purchased by the Bank under the BP Facility which has been returned to the Bank unpaid and the Borrower hereby irrevocably and unconditionally consents to the Bank so doing and such amounts debited shall become immediately due and payable and failing payment, interest at the applicable Default Rate, shall be charged from the due date until the date the Bank receives full payment (both before as well as after judgment or demand).

(iv)

The Bank may not honor any bill drawn or issued by the Borrower on the Bank for payment un the BP Facility if the Bank is of the opinion (which opinion shall be binding upon the Borrower) that the bill presented to the Bank for collection was issued or drawn by a party related to the Borrower or if following such purchase the aggregate of all the sums outstanding in respect of the BP Facility and other trade facilities of which the BP Facility forms part thereof, as the case may be, would exceed the aggregate limit imposed by the Bank for the BP Facility, unless the Bank shall agree otherwise.

(v)

The Borrower shall pay to the Bank a commission on each bill purchased by the bank under the BP Facility at the time such bill is purchased. The rate of commission charged by the Bank on each bill purchased by the Bank under the BP Facility shall be at such rate as may be determined by the Bank from time to time at its sole and absolute discretion.

(vi)	Bills returned unpaid and bills drawn by the borrower or any related party will not be purchased and ma only be accepted for collection purposes.
(vii)

The borrower acknowledges and accepts that notwithstanding any other provision to the contrary, the Bank reserves the right not to accept any bill drawn or issued by the borrower for payment under the BP Facility at the Bank's sole and absolute discretion.

(viii)	The borrower shall indemnify and keep the Bank indemnified against any damages, losses, costs and expenses which the Bank may suffer or incur as a result of granting the BP Facility to the Borrower.
(ix)

The Borrower shall not utilize the BP Facility if upon such utilization, the aggregate of all the sums outstanding in respect of the BP Facility and other trade facilities of which the BP Facility forms a part thereof would exceed the aggregate limit prescribed by the Bank for the SP Facility and the other trade facilities or any sub-limit specifically imposed by the Bank for the BP Facility unless the bank shall agree otherwise.

(x)

The BP Facility shall be subject to such other terms and regulations as may be prescribed from time to time by the Bank at its sole and absolute discretion and the Borrower hereby irrevocably and unconditionally agrees to accept, abide and be bound by such terms and regulations.

xxxxxxxxxEND OF ANNEXURExxxxxxxxx

RHB

RHB BANK BERHAD

(6171-M)

RHB Bank Bhd. Ref: IPH 900052

Date of Letter of Offer: 25th October 2004

Borrower: TOR Minerals (M) Sdn Bhd

ANNEXURE IV

TERMS AND CONDITIONS ON FOREIGN EXCHANGE DEALING & SETTLEMENT

1.0	DEFINITIONS
1.1	In these Terms and Conditions the following terms shall have the meaning assigned thereto as follows:-
1.1.1	"Acceptable Currency" means any currency at any relevant time acceptable to the Bank.
1.1.2

"Account" means that account or accounts opened by the Customer with the Bank, whether current or otherwise, and into which all amounts payable or receivable in respect of any Foreign Exchange contract shall be credited or debited respectively.

1.1.3	"Bank" refers to RHB Bank Berhad (Company No : 6171-M), a company incorporated in Malaysia and having its registered office at level 8, tower Three, RHB Centre, Jalan Tun Razak, 50400 Kuala Lumpur.
1.1.4

"Base Lending Rate" means the rate of interest per annum which is from time to time quoted by the Bank as its Base Lending Rate or if the Base Lending Rate is no longer applicable such other similar or equivalent rate of interest by whatsoever name called or quoted by the Bank.

1.1.5	"Contract Loss" means all losses, including but not limited to funding costs and loss of bargain suffered by the Bank, upon termination of a Foreign Exchange Contract.
1.1.6

"Cost of Funds" means the cost to the Bank of obtaining deposits from whatever sources to fund the Foreign Exchange Contract Line, plus the cost of maintaining statutory reserves and complying with liquidity and other requirements imposed from time to time and at any time by Bank Negara Malaysia or other appropriate authorities.

1.1.7	"Customer" refers to existing customers and new customers acceptable to the Bank to deal in foreign exchange. Such acceptance shall be at the sole discretion of the Bank.
1.1.8	"Foreign Exchange Contract" means value today, value tomorrow, spot and forward foreign exchange contracts.
1.1.9

"Foreign Exchange Contract Line (FXCL)" is defined as a limit established by the Bank for a Customer to govern the outstanding amount of spot and/or Forward Foreign Exchange contracts concluded with the Bank.

1.1.10

"Forward Foreign Exchange Contract" is defined as a contract for the purchase or sale of foreign currency for delivery after two (2) business days but not exceeding twelve (12) months delivery from the date of the deal, including outright forward contracts, swaps, futures, options, financial derivatives and any other arrangement to obtain a foreign currency, whether settlement is to be made in full or on a net basis. Notwithstanding the aforementioned, the term "Forward Foreign Exchange Contract" shall also include foreign exchange contracts where the tenure exceeds twelve (12) months and is in compliance with ECM 2 of the Exchange control of Malaysia ("ECM") Notices.

1.1.11	"Maturity Date" means the date on which a Customer is contractually obliged to settle its obligations under a Foreign Exchange Contract.
1.1.12	"Historical Rate" means the buying/selling spot for forward rate then applicable for a sale/purchase contract quoted by the Bank as at the date of concluding such contract.
1.1.13	"Prevailing Market Rate" means, on any day, the prevailing buying/selling spot or forward rate for a sale/purchase contract quoted by the Bank on such day.
1.1.14	"Rollover" means an extension of a Forward Foreign Exchange contract to mature at another future date.
1.1.15	"Same Day Settlement" refers to the simultaneous settlement of Foreign Exchange contract transactions on value date at different locations without taking into account of time zone differences.
1.1.16	"Settlement Limit" refers to the daily maximum Foreign Exchange contract amount that the Bank is willing to settle with a Customer on any one business day.
1.1.17	"Spot Foreign Exchange Contract" is defined as a contract for the purchase or sale of foreign currency where delivery is two (2) business days from the date of the deal.
1.1.18

"Threshold Amount" means when a maturing Forward Foreign Exchange Contract is closed out on the relevant Maturity Date by using the Prevailing Market Rate, the difference between the amount which would have been payable for the Forward Foreign Exchange contract had the same been closed out by using the Historical Rate and the amount payable for the Forward Foreign Exchange Contract calculated at the Prevailing market Rate.

1.2

In these Terms and Conditions, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided, any reference to the singular shall include the plural and vice versa.

2.0	DOCUMENTARY REQUIREMENTS
2.1	To deal in Foreign Exchange Contracts, Customer must provide the Bank with its Directors' Resolution confirming:-
	(a)	The acceptance of the Bank's Letter of Offer incorporating the Foreign Exchange Contract Line Facility;
	(b)	That all verbal, fax or written instructions to the Bank on Foreign Exchange Contracts shall be valid and binding instruction to the Bank;
(c)

the appointment of personnel (to be named therein) whose specimen signatures are to be provided therein, and who are thereby authorized to give instruction on Foreign Exchange Contracts, money market transactions, funds transfer and settlement (Note: The Bank must be notified immediately, in writing, of any changes to this list;

3.0	BUSINESS HOURS
3.1

Customer may deal in Foreign Exchange Contracts with the Bank within the Bank's business hours in Juala Lumpur (i.e. from 9:00 a.m. to 5:00 p.m.) on any day other than Saturdays, Sundays and public holidays in Kuala Lumpur ("Business Hours"). The Bank reserves the right to vary the Business Hours at its absolute discretion without prior notice to the Customer.

4.0	COMPLIANCE WITH EXCHANGE CONTROL OF MALAYSIA (ECM) NOTICES
4.1

Customer shall comply with requirements stipulated in the ECM Notices issued by Bank Negara Malaysia "(BNM") for time to time, particularly ECM 2 as well as the ECM Notices pertaining to Rollover of Forward Foreign Exchange Contracts, and shall bear the consequence(s) arising thereof if there is s contravention.

4.2

Prior to entering into a Foreign Exchange Contracts and unless the Bank agrees otherwise, the Customer shall be required to furnish the Bank with evidence of its compliance with the ECM requirements and such documents shall include, but not be limited to, supporting trade documents or such documents as shall be necessary to evidence a firm underlying commitment to transact in foreign currency funds, for any Foreign Exchange Contracts that has been established.

4.3	If Customer is exempted from the requirements specified in the ECM Notices, Customer shall provide the Bank proof of such exemption from Bank Negara Malaysia prior to any dealing.
5.0	DEALING
5.1	Procedures
5.1.1

All Foreign Exchange Contract dealings between the Bank's authorized dealer or officer and the Customer shall be conducted by telephone or such other mode as may be stipulated by the Bank. An irrevocable and binding contract shall be deemed concluded once the terms of the Foreign Exchange Contract have been verbally agreed upon by the Customer or in the case of Foreign Exchange orders, once the Bank verbally confirms the status of fulfilled Foreign Exchange orders, and the Customer shall honor the deal on the relevant Maturity Date.

5.1.2

Pursuant to Clause 5.1.1 above, the Customer hereby acknowledges confirms and agrees that all verbal exchanges and confirmations with the Bank shall be recorded by the Bank and that such recordings shall be admissible in court as evidence of the Foreign Exchange order placed and/or Foreign Exchange Contract concluded in the manner set out above. In the event of any dispute, the Bank shall be entitled to rely on the use of recorded conversation between the Customer and the Bank as evidence to substantiate its stand on the dispute.

5.1.3

The Bankwill send a confirmation advice to the Customer ("Confirmation Advice") by facsimile transmission or by post, on the Forward Foreign Exchange contract concluded or upon the confirmation of fulfilled Foreign Exchange orders, in the manner set out in Clause 5.1.1 above, for the Customer's acknowledgment. The Customer's acknowledgement of the Confirmation Advice on the copy thereof or any notification of any discrepancy in the confirmation Advice (which shall be conveyed to the Bank in writing) must be faxed or sent by the Customer to the Bank's Treasury Operations Department not later the 5 p.m. of the following day on which the Bank is open for business, failing which all the information contained in the confirmation Advice shall be deemed to be correct and binding on the Customer.

5.1.4

It is hereby agreed between the parties that the Customer's execution of the fax copy of the Confirmation Advice which is faxed back to the Bank shall be admissible in court as evidence of the acceptance of the same and shall be considered an original and primary document. It is further agreed that a good transmission report generated by the facsimile of either party shall be deemed good service and simultaneous receipt thereof.

5.1.5

Any omission, failure an/or delay by the Bank or the customer to follow the procedures set out in this Clause 5.1 shall not affect or prejudice the right and remedies of the Bank under the contract concluded in the manner set out in Clause 5.1.1 above.

5.2	Availability
5.2.1

The availability of the Foreign Exchange Contract Line to the Customer is subject always to availability of funds to the Bank and to the Bank's discretion to review the Customer's Foreign Exchange Contract Line (including but not limited to the limit established by the Bank on the Foreign Exchange Contract Line) at any time and from time to time. The Bank reserves the right to terminate or withdraw the Foreign Exchange Contract Line at any time and from time to time irrespective of whether or not the Customer has breached any of these Terms and Conditions and without any obligation (be it at law or in equity) to assign any reason for such termination or withdrawal

5.2.2

In the event of the withdrawal or termination of the Foreign Exchange Contract Line pursuant to the provisions contained in Clause 5.2.1 above or pursuant to any breach of these Terms and Conditions, the Bank reserves the right to cancel any outstanding Foreign Exchange Contracts and notice of such cancellation shall be served on the Customer as soon as practicable.

5.3	Independent Judgment
5.3.1

The Customer hereby acknowledges and confirms that each Foreign Exchange Contract has been or will be entered into in reliance only upon its own independent judgment. No reliance has been place upon any statement made by the Bank and/or any of the Bank's officers, servants and/or agents, nor has any representation or warranty in respect thereto been made on behalf of the Bank to the Customer.

5.3.2

The Customer further agrees that it shall be solely and fully responsible for monitoring its position(s) at all times and the Bank shall not be held liable to the Customer for any loss, damage, expense or liability incurred by the Customer if the Bank does not notify the Customer of its current position(s) and/or of any loss or potential loss or reduction in value in any security or of any matter or thing whatsoever.

5.4	Liability For Loss

The Bank shall not be held liable or responsible for any loss or damages (including without limitation loss of income, profits, direct or indirect, consequential or special damages) expenses or liabilities howsoever incurred or sustained by the Customer arising out of or in connection with:-

5.4.1

These Terms and Conditions, any Foreign Exchange Contract , any Confirmation Advice or other agreement or communication, including any refusal, failure or inability of the Bank to enter into any Foreign Exchange Contract and/or failure or omission to notify the Customer of such refusal, failure or inability as herein before mentioned; or

	5.4.2	Any reliance by the Bank on any communication or document believed to be genuine and correct and to have been communicated by any person by whom it is purported to be communicated or signed.
6.0	ROLLOVER
6.1	Conditions
6.1.1

Any request for rollover of a Forward Foreign Exchange Contract upon maturity must be received by the Bank's authorized dealer or officer not later than 2:00 p.m. on the relevant Maturity Date, together with valid reasons to support such request for an extension.

6.1.2

The Bank reserves the absolute right to grant or reject a request for Rollover without assigning any reason therefore. If the Bank grants the Customer's request for the Rollover, the Bank may (but shall not be obliged to) send a Confirmation Advice to the Customer. A new Forward Foreign Exchange Contract shall thenceforth be deemed to have been entered into between the Bank and the Customer and all the provisions under these Terms and Conditions shall equally apply to such new Forward Foreign Exchange Contracts, including the procedures set out in Clause 5.1 pertaining to the handling of Confirmation Advice.

6.1.3

A new Forward Foreign Exchange Contract shall be rolled over at the Prevailing Market Rate except where the Threshold Amount is RM 10,000-00 or less, in which event; the Forward Foreign Exchange Contract may be rolled over at the Historical Rate. Cash settlement shall not take place where Rollover is at the Historical Rate and the Customer hereby indemnifies the Bank against any losses (including but not limited to funding cost) arising from the difference in the exchange rates.

	6.1.4	Where Rollover is at the Prevailing Market Rate, cash settlement of the Threshold Amount must be effected on the Maturity Date.
7.0	PAYMENTS
7.1

All payments due to the Bank under these Terms and Conditions shall be in cleared funds and must be received by the Bank before the close of business of the Bank in Malaysia on the due date in the currency in which the advances by the bank is denominated or such currency as specified by the Bank, Payments due must be made in full and without any deduction, counterclaim, set-off or withholding, including but not limited to any taxes, charges, commissions (particularly in the case of outstation remittances) or duties payable, exchange costs/losses in respect thereof and/or any charges passed on to the Bank.

7.2

The Customer hereby irrevocably authorizes and instructs the Bank to credit to the Account all such amounts in the Acceptable Currency converted at the prevailing rate of exchange to be determined by the Bank on the date of payment.

7.3

In the event any amount payable by the Customer under any Foreign Exchange Contract or these Terms and Conditions (including without limitation, any Contract Loss) has not been paid, the Bank shall be entitled on such date to debit the Account in such amount in the Acceptable Currency, at a rate of exchange to be determined by the Bank and the Customer hereby agrees and undertakes to maintain sufficient funds in the Account for the aforesaid purpose.

7.4	In the event the amount in the Account is insufficient to settle the full amount payable under the relevant Foreign Exchange Contract or any other amounts due under these Terms and Conditions:-
7.4.1

The Bank shall be entitled to debit the Account towards partial payment of the outstanding amounts due by the Customer Provided Always that such partial payment shall not be deemed to be settlement of the amount outstanding; and

7.4.2

The Customer shall pay the Bank interest on such outstanding amounts from the date such amounts are due until the date of full payment and settlement at the prevailing rate of interest prescribed by the Bank from time to time.

7.5

Where such debiting as provided for in Clause 7.3, results in the Account being overdrawn, the Customer shall pay interest on the overdrawn amount(s) at the prevailing rate of interest prescribed by the Bank from time to time with respect to overdrawn amounts for the period commencing from the date on which the Account is overdrawn until the date of receipt by the Bank from the Customer payment of the amount overdrawn (as well after as before judgment) and which interest shall, if unpaid, be capitalized at the end of each calendar month.

7.6

The Bank shall be entitled to vary at its discretion the Base Lending Rate, Cost of Funds and the margin of interest imposed above the Base Lending Rate/Cost of Funds without prior notice to the customer.

7.7

The Customer hereby expressly agrees that the rights of the Bank to charge interest pursuant to Clauses 7.4 and 7.5 above, shall subsist notwithstanding that the Bank may have issued a notice of demand to the Customer to repay any monies under these Terms and Conditions and/or the relationship between the Bank and Customer as banker and customer may have been terminated and/or the Account of the Customer with the Bank closed.

7.8	The Bank may impose interest on late payment of cash settlement at a rate determined by the Bank in its discretion.
8.0	CANCELLATION
8.1

Customer shall submit a written instruction duly signed by an authorized person with reasons for the cancellation of a Foreign Exchange Contract concluded to the Bank. Such instruction received via facsimile shall be deemed acceptable.

8.2	The Bank reserves the right to cancel any Foreign Exchange Contract which in the opinion of the Bank contravenes the provision of ECM Notices.
8.3	Any losses arising from the cancellation pursuant to Clauses 8.1 or 8.2 above shall be borne by the Customer.
9.0	SETTLEMENT
9.1

The Bank may establish a Settlement Limit for Customer to govern all Foreign Exchange Contract dealings and Same Day Settlement shall be subject to the availability of the Customer's Same Day Settlement Limit (if any).

9.2	A list of the Bank's Foreign Exchange Contract settlement banks shall be provided upon the Customer's request.
9.3

Complete settlement instructions in writing and duly signed by an authorized person of the Customer must be given to the Bank before the relevant cut off time (as shall be notified by the Bank to the Customer). Remittance of funds shall also be subject to prior receipt of cash settlement from the Customer under the relevant Foreign Exchange Contract before 12:00 p.m. on the Maturity Date or such other time as may be notified by the Bank from time to time, failing which the Bank shall not be obliged to effect any remittance in accordance with the settlement instructions.

9.4

If settlement instructions reach the Bank after the stipulated cut-off time, the Bank shall only remit funds on a best effort basis. The Bank shall not be responsible for and the Customer shall keep the Bank fully indemnified against all losses, costs, expenses or interest charges (if any) arising out of or in connection with the same.

10.0	COSTS, EXPENSES AND INDEMNITY
10.1

The Customer shall on demand, pay to the Bank all costs losses and expenses incurred or to be incurred by the Bank in connection with the Foreign Exchange Contract Line and/or any Foreign Exchange Contract (including all legal fees on a solicitor-client basis, stamp, documentary and other duties and taxes and any penalty in respect thereof, where applicable), including the processing, implementation, completion and/or enforcement of the Bank's rights there under.

10.2

The Customer hereby agrees to indemnify, defend and hold the Bank harmless against any and all claims demands suits actions judgments damages costs losses expenses (including legal fees and expenses on a solicitor and client basis) and other liabilities whatsoever and howsoever caused that may arise or be incurred by the Bank in connection with:-

10.2.1

The Customer's default negligence failure or omission (including but not limited to the provision of inaccurate misleading erroneous and/or fraudulent information and/or instructions) in performing and observing any of its obligations under these Terms and Conditions and/or any Foreign Exchange Contract , in particular the Customer's obligations to honor the Foreign Exchange Contract on the relevant Maturity Date an/or under Clause 9.4 herein;

10.2.2	The cancellation of the FXCL and/or any Foreign Exchange Contract pursuant to the provisions of Clause 5.2 and Clause 8 of these Terms and Conditions.
10.2.3	The fluctuation in the rates of exchange of the relevant currencies on the Rollover or cancellation of any Foreign Exchange Contract.
10.2.4

The Bank's acceptance reliance and/or effecting of any of the Customer's instructions on its behalf in respect of Foreign Exchange Contract dealings which the Bank believes to be genuine and received from the Customer whether given orally or otherwise or in writing (fax or original); and/or

10.2.5	The exercise and/or preservation of any of the Bank's rights under these Terms and Conditions.
11.0	REMEDIES AND WAIVERS
11.1

The Bank's rights, power and remedies provided in these Terms and Conditions are cumulative and not exclusive of any rights, powers or remedies which the Bank would otherwise have, No delay or omission on the part of the Bank in exercising any right, power or remedy in respect of these Terms and Conditions or any Foreign Exchange Contract shall impair such right, power or remedy or constitute a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right power or remedy.

11.2

If performance by the Bank of any Foreign Exchange Contract shall become illegal or be prevented or delayed beyond the control of the Bank, the time for performance by the Bank shall be extended by a period equal to that during which performance shall be so illegal or be so prevented or delayed.

12.0	ASSIGNMENT
12.1

The Customer may not assign the benefit of any Foreign Exchange Contract. The Bank may assign or transfer the benefit of these Terms and conditions and/or any particular Foreign Exchange Contract to any third party without the prior consent of the Customer.

13.0	TIME
13.1	Time wherever mentioned herein is of the essence.
14.0	GOVERNING LAW
14.1

These Terms and Conditions shall be governed by the construed in accordance with the laws of Malaysia, including but not limited to legislation on exchanged control, and the parties hereto submit to the non-exclusive jurisdiction of the courts in Malaysia.

15.0	AMENDMENT TO AND WAIVER OF TERMS AND CONDITIONS
15.1

The Bank reserves the right to amend and/or waive any of these Terms and Conditions in part or in whole at any time and from time to time, at is absolute discretion or arising from new guidelines implemented by The Association of Banks in Malaysia and/or Bank Negara Malaysia, Any waiver by the Bank shall be without prejudice to the right of the Bank to assert such Terms and Conditions in whole or in part at any time or from time to time thereafter.

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